EXHIBIT 10.2

Gossamer Bio, Inc.

Gossamer Bio Services, Inc.

June 3, 2019

Faheem Hasnain
c/o Gossamer Bio, Inc.
3013 Science Park Road

San Diego, CA 92121

Dear Mr. Hasnain:

The purpose of this letter agreement (this “Agreement”) is to memorialize the terms and conditions of your continued service as Chairman of the Board of Directors (the “Board”) of Gossamer Bio, Inc. (“Parent”).  Effective as of June 3, 2019 (the “Effective Date”), your employment with Gossamer Bio Services, Inc. (“Gossamer Services”, a wholly-owned subsidiary of Parent, and together with Parent, collectively the “Company”), will cease and you will transition from the position of Executive Chairman to non-executive Chairman of the Board.  This Agreement supersedes and replaces that certain offer letter dated January 4, 2018 between you and the Company (the “Offer Letter”).

1.Transition.  As of the Effective Date, your employment with the Company in the position of Executive Chairman will terminate, and you shall continue to serve as non-executive Chairman of the Board until the earlier of your resignation, removal from the Board or death, or your successor as Chairman of the Board is duly appointed by the Board; provided, however, nothing contained herein shall adversely affect your rights to be elected to the Board by the stockholders of Parent pursuant to Parent's bylaws and applicable law. For the avoidance of doubt, all references in this Agreement to your “service with the company” or “employment with the Company”, shall include your employment or service with the Company and any of its affiliates and subsidiaries, as applicable. During the term of your services as Chairman of the Board, the Company will provide you with work space at the Company's offices as needed and such technical and administrative support (by Lisa Evans).  You will also retain your Company email address for so long as you continue to serve as Chairman of the Board.  As of the Effective Date, you currently serve on a number of boards of directors of for-profit and non-profit companies or organizations, other than the Board.  You agree that, during your term of service on the Board, you will not increase the total number of for-profit or non-profit boards of directors on which you serve without the consent of the Board.

2.Compensation.

(a)Following the Effective Date.

(i)Following the Effective Date, you will be compensated for your service as Chairman of the Board in accordance with the Company’s policy for non-employee members of the Board (the "Director Compensation Policy"), provided, that the equity awards previously granted to you in connection with your service as an employee will continue to vest based on your service on the Board, as further described below.  Notwithstanding the foregoing or anything to the contrary in the Director Compensation Policy, you will not receive the annual equity award to be granted to non-employee members of the Board pursuant to the Director Compensation Policy on the date of the 2019 annual meeting of the Company's shareholders. However, commencing in 2020 and annually thereafter during the term of your service as Chairman of the Board, you will receive an equity award equal to two times the standard annual equity award outlined in the Company’s Director Compensation Policy. These annual equity awards will be granted to you at the same time as the other non-employee members of the Board receive their annual equity awards under the Director Compensation Policy.

(ii)In addition, for the period beginning on the Effective Date and ending on June 30, 2022 (or, if earlier, (i) the date on which your service with the Company terminates or (ii) the date you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (the “Coverage Period”), the Company shall arrange to provide you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the Effective Date with comparable health (including medical and dental) insurance benefits to those provided to you and your dependents immediately prior to the Effective Date, which continuation coverage shall be provided, to the extent possible, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or Cal-COBRA, if applicable).  During the Coverage Period, the Company shall pay (A) the premiums for such coverage (calculated by reference the premium as of the Effective Date) less (B) the amount you would have had to pay to receive group health coverage for yourself and your dependents based on the cost sharing levels in effect on the Effective Date.  If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans or if such coverage would violate applicable law or result in adverse tax consequences for you or the Company, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the Coverage Period (or any remaining portion thereof).  You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

(b)On the Effective Date.  On your last day of employment, you will receive your accrued but unpaid base salary and all accrued but unused paid time off through the last day of your employment, in accordance with the Company’s then-current payroll policies and practices.  The Company shall promptly reimburse you for all reasonable and properly out-of-pocket business expenses that are submitted by you in accordance with the Company’s policies.  Except as provided in this Agreement, your entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Effective Date, except to the extent provided in this Agreement or you elect to and are eligible to receive continued healthcare coverage pursuant to COBRA, for yourself and any covered dependents, in accordance with the provisions of COBRA. In addition, the Company shall pay your 2019 target annual bonus, prorated for the portion of 2019 elapsed through the Effective Date, in an amount equal to $99,750.00, within ten days following the Effective Date.

3.Equity.

(a)Existing Equity.  As of the Effective Date, you and/or your family trust  hold, in the aggregate, 3,372,109 shares of Parent’s common stock (“Common Stock”), originally issued pursuant to certain stock issuance agreements, stock purchase agreements or restricted stock purchase agreements (the “Existing Equity”), and, in the case of a portion of the Existing Equity, subjected to vesting as set forth in the Offer Letter (collectively, the “Restricted Stock Agreements”), as set forth and more fully described on Exhibit A attached hereto.  As of the Effective Date, 2,429,912 shares of the Existing Equity remain unvested and subject to repurchase or forfeiture restrictions under the Restricted Stock Agreements (the “Restricted Shares”), as set forth and more fully described on Exhibit A attached hereto.

You have also been granted stock options to purchase an aggregate of 43,500 shares of Parent Common Stock pursuant to the stock option agreement identified on Exhibit A attached hereto (the “Stock Option Agreement”).

The Restricted Stock Agreements and the Stock Option Agreement are referred to collectively herein as the “Equity Agreements.”

(b)Continued Vesting; No Break in Service.  There will be no break in service under the Equity Agreements as a result of the transition occurring on the Effective Date, and you will retain all right, title and interest you have in any Restricted Shares and the Stock Options granted to you by the Company prior to the Effective Date.  You and the Company hereby agree that, notwithstanding any provisions in the Equity Agreements or any other agreement between you and the Company to the contrary, (i) all of your Restricted Shares and Stock Options shall continue to vest, and the exercisability of such Stock Options shall continue, in accordance with the vesting schedules provided in the Equity Agreements, subject to and based on your continued service as a member of the Board, and (ii) the accelerated vesting provisions applicable to such Restricted Shares and Stock Options shall be as provided in this Agreement, including without limitation, any defined terms related thereto.  The Equity Agreements are hereby amended to be consistent with the foregoing, including all references therein to your “termination of employment” therein which are hereby amended to be references to your termination of service as a member of the Board.

(c)Acceleration Provisions.

(i)In the event your service on the Board is terminated at any time without Cause (as defined below) (excluding by reason of your death and Disability (as defined below)) or by you for Good Reason (as defined below) in each case prior to a Change in Control, then the vesting of any Restricted Shares and Stock Options issued to you shall be accelerated for twelve (12) months of additional vesting from the date of such termination.

(ii)In the event your service on the Board is terminated at any time without Cause (excluding by reason of your death and Disability) or by you for Good Reason, in each case on or within twelve (12) months after a Change in Control, then you shall be entitled to full vesting of any unvested portion of the Restricted Shares and Stock Options then held by you, which shall no longer be subject to any restrictions or forfeiture on the date of such termination.

(iii)In the event your service on the Board is terminated at any time by reason of your death or Disability, then the Company shall provide that the greater of (i) fifty percent (50%) of the unvested portion of the Restricted Shares and Stock Options then held by you immediately prior to such termination and (ii) the portion of such Restricted Shares and Stock Options then held by you that would have otherwise vested in the (12) month period following the date of such termination, shall vest and shall no longer be subject to any restrictions or forfeiture on the date of such termination

(iv)Notwithstanding anything to the contrary in the foregoing, you will not be entitled to receive any of the foregoing accelerated vesting upon a termination of your service on the Board unless, within sixty (60) days following the date of termination, you, or in the event of your death or Disability, your legal representatives, have executed a general release of all known and unknown claims and covenant not to sue in the form attached hereto as Exhibit B (with such changes to such form to help ensure enforceability under applicable law) (the “Release”) and any revocation period thereunder has lapsed without exercise by you (or your legal representatives) of such revocation right.

(d)Defined Terms.

(i)For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Gossamer Bio, Inc. 2019 Incentive Award Plan, as in effect on the Effective Date (the “Equity Plan”).

(ii)As used herein, “Cause” means: (A) a willful and material act of dishonesty by you in connection with the performance of your duties as member of the Board; (B) your conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic offense that does not result in a fatality), or any crime involving fraud or embezzlement that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (C) your gross misconduct in the performance of your duties as a member of the Board; (D) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (E) your willful and material breach of any obligations under any written agreement or written covenant with the Company; or (F) your continued willful and substantial failure to perform your duties as a member of the Board (other than as a result of your death or Disability) after written notice.  Cause shall not exist unless, in any case, you have first received a written notice from the Board that sets forth the factual basis for the Board’s determination as to any behavior or occurrence claimed as Cause and you fail to cure such claimed behavior or occurrence, if curable, to the reasonable satisfaction of a majority of the Board within ten (10) business days after receiving such written notice, in which case your termination date will be the expiration date of the cure period, if any.  For purposes of this definition of Cause, (i) no act or failure to act on your part shall be considered “willful” unless it is done or omitted to be done by you in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company, and (ii) while you are serving on the Board, you shall take no part in any determination as to whether “Cause” exists hereunder.

(iii)As used herein, “Good Reason” means the occurrence of one or more of the following, without your written consent: (A) your involuntary removal from the Board or the failure of the stockholders to reelect you to the Board, other than for Cause; or (B) a material breach by the Company of this Agreement; provided, however, that Good Reason shall not exist solely if you cease to serve as Chairman of the Board but continue to serve as a member of the Board.  Any such event shall not constitute Good Reason unless and until you have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within thirty (30) days of receipt of such notice, and you must terminate your service on the Board within sixty (60) days after the expiration of such thirty (30)-day remedial period.  You acknowledge and agree that the transition occurring on the Effective Date pursuant to this Agreement does not constitute “Good Reason” for purposes of the Offer Letter or this Agreement.

(iv)As used herein, “Disability” shall have the meaning set forth in the Equity Plan.

(e)Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”)and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.Section 280G of the Code.

(a)Best Pay Provision.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided, further, that this sentence shall not apply if, immediately before the change in ownership or control on which such Payment is contingent or otherwise relates, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined  in accordance with Treasury Reg. Section 1.280G-1 Q&A 6).  In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b)Calculations.  Unless you and the Company otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants immediately preceding the change in ownership or control on which such Payments are contingent or otherwise relate (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(a). If the limitation set forth in this Section 4 is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

5.Restrictive Covenants.

(a)No Other Agreements.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from carrying out your responsibilities for the Company or which is in any way inconsistent with the terms of this Agreement.

(b)PIIA.  You have previously executed the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached hereto as Exhibit C (“PIIA”), and agree that you shall continue to be bound by the terms and conditions of the PIIA.  Notwithstanding any other provision in the PIIA or any other agreement between you and the Company, Company Confidential Information shall not include any information that (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you or others; (ii) any information that was known by you or lawfully in your possession prior to your employment with the Company; and (iii) is independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect to such information.

(c)Defend Trade Secrets Act Notice of Immunity Rights. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information (as defined in the PIIA) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Confidential Information to your attorney and use the Confidential Information in the court proceeding, if you file any document containing the Confidential Information under seal, and do not disclose the Confidential Information, except pursuant to court order.

6.Governing Law.  This Agreement will be governed by the laws of the State of California, without reference to conflicts of laws principles which would result in the application of the law of any other jurisdiction.

7.Notices.  All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notice to you shall be sent to your most recent residence and personal email address on file with the Company.  Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chief Executive Officer of Parent, with a copy to the Chairman of the Compensation Committee of the Board, at the email address provided by the Company for such person.

8.Entire Agreement; Miscellaneous.  This Agreement, together with any documents relating to the Company equity held by you, any stock grant notices or stock agreements referenced herein and the PIIA, including the Equity Agreements, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter.  The terms of this Agreement only be modified in a specific writing signed by you and an authorized representative of the Company.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.  The terms in this Agreement may only be modified in writing and signed by you and a member of the Board.  In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will control.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

9.Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Company equity held by you (including, but not limited to, the Existing Equity), your employment or service relationship with the Company, or the termination of your relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.  A copy of the JAMS rules may be found on the JAMS website at www.jamsadr.com and will be provided to you by the Company upon request.  BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator shall administer and conduct any arbitration in accordance with California law and shall apply substantive and procedural California law to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8 to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).  The Company shall pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court).

10.Withholding and Other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

[Signature Page Follows]

Please acknowledge your acceptance of the foregoing terms and conditions by returning a signed copy of this Agreement.

Very truly yours,

Gossamer Bio Services, Inc.

By: /s/ Sheila Gujrathi

Gossamer Bio, Inc.

By: /s/ Sheila Gujrathi

Accepted and agreed:

/s/ Faheem Hasnain

Faheem Hasnain

[Gossamer Bio Services, Inc. – Signature Page]

Exhibit A

Outstanding Equity and Restricted Shares

3,313,510 shares issued pursuant to certain stock issuance and restricted stock purchase agreements, which includes 2,429,912 shares subject to forfeiture. The shares subject to forfeiture vest in equal monthly installments so that all of the shares will be released from the forfeiture restriction on January 4, 2023, subject to Mr. Hasnain’s continuous services to the Parent on each such vesting date.

Exhibit B

Form of Release

In consideration of the accelerated vesting provided and to be provided to me by Gossamer Bio, Inc., Gossamer Bio Services, Inc., or any affiliate or successor thereof (the “Company”) pursuant to that certain letter agreement with Company dated June 3, 2019 (the “Agreement”), and in connection with the termination of my service with the Company, the Company and I agree to the following, including a general release as specified below (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release (except with respect to accelerated vesting under the Agreement and any other rights that I have accrued under the benefit plans and equity award plans of the Company).  The claims subject to this release include, but are not limited to, those relating to my employment or service with Company and/or any predecessor to the Company and the termination of such employment or service.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

2.The parties agree to apply California law in interpreting the Release.  Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

This Release does not extend to, and has no effect upon, (a) any benefits that have previously accrued, and to which I have become vested or otherwise entitled to, under any agreement, benefit plan, program or policy sponsored or maintained by the Company; (b) my right to indemnification and/or contribution, advancement or payment of related expenses by the Company under any written indemnification or other agreement between the parties; (c) my right to continued coverage by the Company’s director’s and officer’s insurance, other insurance policies of the Company, COBRA or any similar state law; (d) any claims for breach of this Release or the Agreement; (d) any claims that may not be released by private agreement; and (f) any claims arising after the date I sign the Release.

3.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver, such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek state disability or unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations

Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to communicate or cooperate with any governmental agency and to receive awards from or by a government agency for providing information.  Moreover, I will continue to be indemnified for my actions taken while employed by or providing services to the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

4.I understand and agree that Company will not provide me with the Termination Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused paid time off, less applicable withholdings and deductions, earned through my termination date.

5.In my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

6.I represent and warrant that I am the sole owner of all claims relating to my employment or service with Company and/or with any predecessor of Company and that I have not assigned or transferred any claims relating to my employment or service to any other person or entity.

7.I agree to keep the Termination Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my accountant, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law or otherwise responding accurately and fully to any question, inquiry or request for information or documents, including, without limitation, in any criminal, civil, or regulatory proceeding or investigation, or as necessary in any action for enforcement or claimed breach of this Release or any other legal dispute with the Company.  Nothing in this Agreement shall prohibit me from reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the Company may have in effect from time to time.

8.I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company Releasees or me.

9.I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.  The Company agrees that it shall not, and shall cause its directors, executive officers, employees and representatives not to, make any negative or disparaging statements or comments, either as fact or as opinion, about you.  Nothing in this paragraph will prohibit me or the Company from providing truthful information in response to a subpoena or other legal process.

10.Any controversy or claim arising out of or relating this Release, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Agreement.

11.As a condition of my receipt of the Termination Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, I will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment or service as to which I may have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment or service.  Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities.  Upon the reasonable request of Company, I agree to cooperate with the transition of my job responsibilities on any termination of service and cooperate in providing information on matters on which I was involved while an employee or member of the Board.

12.As provided in the Older Workers Benefit Protection Act, I am hereby advised and agree that:

(a)I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release.  If I signed this Release prior to the expiration of the twenty-one (21) day period, I did so voluntarily and waive the balance of the twenty-one (21) day period.  I understand that the offer of the Termination Benefits and the Release will expire on the twenty-second (22nd) calendar day after my termination date if I have not accepted it by that time.

(b)I am hereby advised to consult with a lawyer before signing this Agreement.

(c)This Release provides for consideration in addition to any amount I am otherwise entitled to receive without signing this Release.

(d)This Release does not release any claims arising out of events occurring after I sign this Release

(e)I may revoke this Agreement within the seven (7) day period following the date on which I signed this Release.  I understand that if I revoke this release, the Company will not be obligated to provide the Termination Benefits.  I further understand that Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Release Effective Date”) and have not timely revoked it.  I understand that the acceleration benefits will become available to me at such time after the Release Effective Date.

13.In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release contains our entire understanding regarding eligibility for Termination Benefits and supersedes any or all prior representations and agreements regarding the subject matter of the Release.  However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of the Release such as the Agreement, my confidential information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me.  Once effective and enforceable, this Release can be changed only by another written agreement signed by me and an authorized representative of Company.

14.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

15.The Termination Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with the Agreement.

16.The Release may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of the Release by facsimile or other electronic signature is legal, valid and binding for all purposes.

17.The Release will be governed by and enforced under California law, without regard to its conflict of law rules that would result in the application of the laws of any other jurisdiction.

[Signature page follows]

ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY THE UNDERSIGNED AND THE COMPANY.

Executed this ____ day of _____, 20__

_____________________________________

Agreed and Accepted:

Gossamer Bio Services, Inc.

___________________________

By:

Title:

Date:

Gossamer Bio, Inc.

___________________________

By:

Title:

Date:

Exhibit C

GOSSAMER BIO SERVICES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms an agreement (“Agreement”) between you and Gossamer Bio Services, Inc., a Delaware corporation (the “Company,” which term includes the Company’s parent, Gossamer Bio, Inc. (“Parent”), Parent’s subsidiaries, and any other entity in which I am asked to provide services for, and each of their respective successors and assigns), which is a material part of the consideration for my employment and continued employment by the Company:

PROPRIETARY INFORMATION. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company, its business partners or its customers or suppliers which may be learned by me during the period of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof. For purposes of this Agreement, “Proprietary Information” is any information, data, trade secret or know-how (whether in tangible or electronic form or maintained in mind or memory or in another intangible form of expression) that was or is developed by, or became or becomes known by the Company or me in relation to my employment with the Company or otherwise concerns the business, operations, products, or technology of the Company, or was or is assigned or otherwise conveyed to the Company. “Proprietary Information” also includes, without limitation, all financial, business, scientific, technical, economic and/or engineering information, including without limitation, business strategies, business plans, forecasts, strategies, development plans, promotional and marketing objectives, results of research, trials or operations, pricing, customer lists, supplier lists, patent disclosures, patent applications, know-how, trade secrets, compilations, ideas, inventions, improvements, research, discoveries, techniques, methods, processes, manufacturing techniques, procedures, formulations, designs, patterns, drawings, flow charts, schematics, tooling, plans, configurations, specifications, documents, data sheets, mock-ups, models, compounds, compositions, structures, prototypes, programs, computer code, algorithms, mechanisms, materials, equipment, samples, test results, opinions, data, analysis, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees and other proprietary information. Proprietary Information does not include any of the foregoing items that is or has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

COVENANTS AND AGREEMENTS. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

Confidentiality. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

Return of Company Documents. In the event of the termination of my employment by me or by the Company for any reason, I shall return all physical and electronic documents and records and all apparatus, equipment and other property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all Inventions made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof, in sufficient detail to enable the Company to practice such inventions. “Inventions” includes all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, industrial designs, know-how and data, whether or not patentable. I will also disclose to the Company all Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company. Such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section 2(e) below.

Ownership; Assignment of Inventions. I agree that all Proprietary Information, and all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof, are and shall be the sole property of the Company to the maximum extent permitted by law. I hereby assign to the Company any and all rights I may have or acquire in such Inventions and/or in any other Proprietary Information of the Company and any and all worldwide patents, patent applications, copyrights, mask work rights, industrial design rights, trade secret rights and other intellectual property rights related thereto or resulting therefrom. The Company’s ownership and my assignment hereunder shall not extend to Inventions that (a) qualify fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A, if I am employed in California or (b) I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company.

Assignment of Moral Rights. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

Prior Inventions. I have attached as Exhibit B a complete list of all Inventions or improvements that relate to the business of the Company or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I will not use any prior Inventions in the performance of my duties without the prior express written consent of my supervisor, and if I do (but only if I do), I hereby grant to Company a perpetual, irrevocable, royalty-free, worldwide, full paid-up, transferable, sub-licensable, right and license to use and exploit the same.

Enforcement of Inventions; Further Actions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company and any designee of the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

Non-Competition. During the period of my employment with the Company, without the prior written approval of an executive officer of the Company (or if I am an executive officer of the Company, without the prior approval of the Company’s Board of Directors), I will not, either as an employee, employer, consultant, agent, principal, partner or officer, engage or participate in any employment, business or activity that is directly competitive with the business or proposed business of the Company, and will not assist any other person or organization in directly competing with the Company, or in preparing to engage in direct competition with the business or proposed business of the Company. The provisions of this section shall apply both during normal working hours and at all other times, including, without limitation, nights, weekends and vacation time, while I am employed by the Company.

No Solicitation. During the term of my employment and for one (1) year thereafter, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

No Conflicting Obligations. I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless expressly authorized in writing by that former employer or person. Unless disclosed on Exhibit B hereto, I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

GENERAL PROVISIONS.

Employment. I agree and understand that my employment with the Company constitutes “AT-WILL” employment and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

Successors and Assigns. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void.

Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

Titles. The titles and headings appearing at the beginning of the numbered sections and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

Governing Law; Consent to Personal Jurisdiction. I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

Entire Agreement; Amendment. This Agreement and the Exhibits hereto contain the entire understanding between the parties relating to the subject matter hereof and supersede any and all prior agreements, understandings and arrangements, whether written or oral, between the parties relating to such subject matter hereof. This Agreement may only be amended in writing by the Company and me and our respective permitted successors and assigns.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[Signature Page Follows]

Dated: January 4, 2018

/s/ Faheem Hasnain

Faheem Hasnain

Accepted and agreed:

Gossamer Bio Services, Inc.

By: /s/ Sheila Gujrathi

 Name: Sheila Gujrathi

Title: President & Chief Operating Officer

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

EXHIBIT A

§2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provisions in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

Gossamer Bio Services, Inc.

Ladies and Gentlemen:

1. The following is a complete list of all inventions or improvements that relate to the business of GOSSAMER BIO SERVICES, INC. (the “Company”) or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under the Company’s Proprietary Information and Inventions Agreement.

☒    No inventions or improvements.

☐    See below:

Invention Description	Patent No.	Date of Issue

☐    Additional sheets attached.

2.    I propose to bring to my employment the following materials and documents of a former employer (provide copies of express written authorizations by former employer, if applicable):

☒    No materials or documents.

/s/ Faheem Hasnain
Faheem Hasnain